Exhibit 99.1

Byrna Technologies Reports Fiscal Third Quarter 2026 Results

ANDOVER, Mass., October 8, 2026 - Byrna Technologies Inc. (“Byrna” or the “Company”) (Nasdaq: BYRN), a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions, today reported select financial results for its fiscal third quarter (“Q3 2026”) ended August 31, 2026.

Fiscal Third Quarter 2026 and Recent Operational Highlights

●	Completed the acquisition of HERO Defense Systems, LLC, a complementary less-lethal self-defense company, expanding Byrna’s product portfolio into additional price points and form factors.
●

Onboarded more than 50 influencers with a combined following of 3.8 million people through Acceleration Partners as part of a broader initiative to build the Company’s growing social creator ecosystem and expand brand awareness on new platforms.

●	Reallocated marketing investments within iHeartMedia toward a partnership with The Bobby Bones Show, expanding Byrna's reach to mainstream consumer audiences while increasing national brand awareness.
●	Launched and sold through all available refurbished product inventory, driving incremental earnings during the period and providing a longer-term revenue diversification channel.
●

Successfully transitioned ammunition production to an outsourced model, improving ammunition gross margins by approximately 1,200 basis points in the quarter and reducing operational complexity to drive greater overall profitability.

●

Continued executing operational efficiency initiatives and product mix optimization efforts, contributing to gross margin expansion from 60% to 79% year-over-year, reflecting a one-time $2.3 million tariff refund; excluding that item, adjusted gross margin, a non-GAAP measure, improved to approximately 65%.

●

Strengthened leadership team with the additions of Jim White, Senior Vice President of Retail & Channel Growth, and Nate Secor, Senior Vice President of Brand and Marketing, to accelerate retail expansion, omnichannel growth, customer acquisition, and brand development.

●

Appointed Rose Lopez Keravuori and Dr. Matthew McBrady to the Board of Directors, bringing additional expertise in enterprise risk management, capital markets, corporate governance, and scaling growth-oriented organizations.

Fiscal Third Quarter 2026 Financial Results

Results compare Q3 2026 to the 2025 fiscal third quarter ended August 31, 2025, unless otherwise indicated.

Net revenue for Q3 2026 was $15.3 million, compared to $28.2 million in the fiscal third quarter of 2025 (“Q3 2025”). The approximately 46% year-over-year decrease was driven primarily by a decline in e-commerce sales and slower reorder activity from dealers and chain stores following substantial restocking in fiscal Q1 and slower-than-expected sell-through.

Gross profit for Q3 2026 was $12.2 million (79% of net revenue), down from $16.9 million (60% of net revenue) in Q3 2025. Gross profit for Q3 2026 includes the benefit of a one-time $2.3 million refund of previously paid tariffs. Excluding this item, adjusted gross profit, a non-GAAP measure reconciled below, was $9.9 million, representing adjusted gross margin of approximately 65%, compared to 60% in Q3 2025. The improvement in adjusted gross margin is primarily attributed to improving launcher margins through manufacturing efficiency gains and a continued shift to higher margin products.

Operating expenses for Q3 2026 were $15.1 million, compared to $14.1 million for Q3 2025, an increase of 7%. The increase primarily reflects continued investment in new marketing initiatives as well as $1.7 million in other one-time costs, partially offset by the change in variable selling expenses associated with a decrease in sales.

Net income (loss) for Q3 2026 was $(2.9) million, compared to $2.2 million for Q3 2025. The decline was primarily driven by the factors discussed above, partially offset by lower income tax expense and a net gain in interest and other income.

Adjusted EBITDA1, a non-GAAP metric reconciled below, for Q3 2026 totaled $(1.4) million, compared to $4.1 million in Q3 2025.

Cash, cash equivalents and marketable securities as of August 31, 2026 totaled $9.4 million, compared to $9.0 million at August 31, 2025, and $15.5 million at November 30, 2025. Inventory on August 31, 2026 totaled $30.0 million, compared to $34.1 million at August 31, 2025, and $32.7 million at November 30, 2025. The Company expects inventory levels to continue normalizing in subsequent quarters and more substantially during the upcoming holiday sales period leading to improved working capital efficiency.

Management Commentary

“Over the past several months, we have made significant progress in rebuilding the foundations necessary to support sustainable long-term growth,” said Byrna CEO Conn Davis. “Our results in the quarter reflect our ongoing transition, but we are now starting to see positive signs of new initiatives taking hold and expect to improve sequentially as we approach the end of our fiscal year. For example, we averaged over 29,000 website sessions per day in August, the highest since March of this year. Website conversion also improved from June to August sequentially. Both of these metrics reflect the work we’ve done increasing engagement across our digital channels, onboarding creators to our social engagement program, and launching new media partnerships. While these efforts remain in their early stages, the initial indicators are encouraging and give us confidence that we are moving in the right direction.

“Heading into our critical holiday sales season, we believe we have established a foundation for many of the transformation initiatives and are now focused on executing against them and building momentum. Our refreshed marketing programs are active, our creator network continues to expand, and we are working closely with our expanded dealer base to support holiday sell-through and improve retail productivity. As these initiatives come together, we expect to see more substantial inventory sell through, leading to improved cash generation and overall results. While many of these initiatives remain in their early stages, we are encouraged by the initial results and believe their impact will become more meaningful as they continue to mature and scale.

“Looking further ahead, we believe Byrna's opportunity extends well beyond current market conditions. By providing consumers with an effective option between being defenseless and carrying a firearm, we are helping reshape the personal safety landscape and expand the less-lethal category. As the clear market leader in the category we pioneered, we believe we are only beginning to unlock the substantial growth opportunity that lies ahead through increased consumer awareness, broader distribution, and continued category adoption.

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

“Over the next several years, our focus will be on four pillars: continuing to expand awareness, adoption, and distribution of the Byrna brand; extending our presence further into international, professional security, and law enforcement markets; improving operational efficiency through margin expansion, inventory productivity, and cash generation; and evaluating strategic opportunities that strengthen and complement our personal safety platform. Collectively, we believe these initiatives can support a significantly larger, more profitable, and more durable business over time.

“Just as importantly, we now have the team and organizational structure in place to execute against that vision. During the quarter, we strengthened our leadership team with the additions of Jim White and Nate Secor, whose experience in retail growth, omnichannel sales, brand building, and customer acquisition are already helping shape the next phase of Byrna's evolution. We also enhanced our Board with the appointments of Rose Lopez Keravuori and Dr. Matthew McBrady, adding valuable expertise in governance, risk management, capital allocation, and strategic growth. Collectively, we believe these additions significantly strengthen our ability to execute our strategy and accelerate the development of a larger, more profitable, and more durable business.

“The work underway today is designed not only to improve near-term performance, but to establish a repeatable growth model capable of creating lasting value for our customers, partners, employees, and shareholders over the long term.”

Conference Call

The Company’s management will host a conference call today, October 8, 2026, at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these results, followed by a question-and-answer period.

Toll-Free Dial-In: 877-709-8150

International Dial-In: +1 201-689-8354

Confirmation: 13762670

Please call the conference telephone number 5-10 minutes prior to the start time of the conference call. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Byrna’s website.

About Byrna Technologies Inc.

Byrna is a personal defense technology company specializing in the development, manufacture, and sale of innovative less-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® CL, Byrna® LE and Byrna® SD personal security devices, state-of-the-art handheld CO2 powered launchers designed to provide a less-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking statements. Often, but not always, forward-looking statements can be identified by the general use of words such as "plans," "expects," "intends," "anticipates," and "believes" and statements that certain actions, events or results "may," "could," "would," "should," "might," "occur," or "be achieved," or "will be taken." Forward-looking statements in this news release include but are not limited to statements concerning expected sequential improvement as Byrna approaches the end of its fiscal year; the anticipated effects of its refreshed marketing programs, creator network, media partnerships, digital engagement efforts and expanded dealer base on brand awareness, customer acquisition, website conversion, holiday sell-through and retail productivity; expected inventory normalization, including during the holiday sales period, and resulting improvements in working capital efficiency and cash generation; the expected effects of outsourced ammunition production and other operational efficiencies on margins, costs and profitability; the anticipated benefits of the HERO Defense Systems, LLC acquisition, including an expanded product portfolio; Byrna’s plans to increase brand awareness and adoption, broaden distribution, extend its presence in international, professional security and law enforcement markets, and evaluate complementary strategic opportunities; and its ability to build a larger, more profitable and durable business over time, as well as statements regarding the growth of the less-lethal personal defense category, Byrna’s market position within that category and the growth opportunity Byrna believes lies ahead, the expected contributions of recently appointed executives and directors, and Byrna’s ability to establish a repeatable growth model and create long-term value for its stakeholders. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services; prolonged, new, or exacerbated disruption of our supply chain; the further or prolonged disruption of new product development; production or distribution disruption or delays in entry or penetration of sales channels due to inventory constraints, competitive factors, increased transportation costs or interruptions, including due to weather, flooding or fires; prototype, parts and material shortages, particularly of parts sourced from limited or sole source providers; determinations by third party controlled distribution channels, including Amazon, not to carry or reduce inventory of the Company’s products; determinations by advertisers or social media platforms, or legislation that prevents or limits marketing of some or all Byrna products; the loss of marketing partners; the execution of the Company’s strategic priorities and the integration of recently appointed leaders; the risk that the anticipated benefits of our recently completed acquisition are not realized, or that we are unable to integrate the acquired business on the anticipated timeline or at all; the risk that outsourcing ammunition production increases reliance on third-party suppliers, disrupts supply or does not sustain anticipated margin improvements; the risk that our planned reductions in inventory do not materialize on the anticipated timeline or result in additional inventory write-downs or reserves; investments in e-commerce enhancements or digital capabilities, including improvements to Byrna.com, do not yield anticipated improvements in conversion rates, customer acquisition, or revenue; the risk that efforts to broaden brand messaging or expand into new customer segments do not achieve anticipated market penetration or revenue results; increases in marketing expenditure may not yield expected revenue increases; the risk that creator, media and dealer initiatives do not generate anticipated holiday sell-through, sequential improvement, cash generation or retail productivity; the risk that recent improvements in website traffic and conversion are not sustained; the risk that the Company’s cash resources are insufficient to fund its operations, inventory and strategic initiatives, or that additional financing is not available on acceptable terms or at all; potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, or other factors; product design or manufacturing defects or recalls; litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment affecting product demand; regulatory factors including the impact of commerce and trade laws and regulations; changes in domestic or international trade policy, including the imposition of new or increased tariffs, export controls or other trade restrictions, that could result in an increase in the cost of materials, components or finished goods used or sold by the Company, and/ or that could disrupt the Company’s supply chain, or otherwise adversely affect the Company’s costs, revenues, or results of operations; the risk that anticipated manufacturing efficiency improvements do not materialize or are offset by increases in input, labor, or overhead costs; the risk that efforts to expand distribution or develop international, professional security and law enforcement markets are delayed or do not produce anticipated results; and, future restrictions on the Company’s cash resources, increased costs and other events that could potentially reduce demand for the Company’s products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, ("Risk Factors") in the Company’s most recent Form 10-K and in the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, and should understand it is impossible to predict or identify all such factors or risks, and should not consider the foregoing list, or the risks identified in the Company’s SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Investor Contact:

Tom Colton and Greg Bradbury
Gateway Group, Inc.
949-574-3860
BYRN@gateway-grp.com

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	August 31		August 31
	2026	2025	2026	2025
Net revenue	$15,296	$28,179	$60,733	$82,874
Cost of goods sold	3,142	11,257	29,394	32,464
Gross profit	12,154	16,922	31,339	50,410
Operating expenses	15,084	14,059	46,186	42,525
INCOME FROM OPERATIONS	(2,930)	2,863	(14,847)	7,885
OTHER INCOME (EXPENSE)
Foreign currency transaction loss	(27)	(91)	(224)	(305)
Interest income	37	97	167	400
Other income	9	(6)	40	10
INCOME BEFORE INCOME TAXES	(2,911)	2,863	(14,864)	7,990
Income tax benefit (expense)	-	(628)	2,666	(1,666)
NET INCOME (LOSS)	$(2,911)	$2,235	$(12,198)	$6,324

Foreign currency translation adjustment for the period	29	82	292	27
Unrealized gain on marketable securities	(14)	(51)	(16)	27
COMPREHENSIVE INCOME (LOSS)	$(2,896)	$2,266	$(11,922)	$6,378

Basic net income (loss) per share	$(0.13)	$0.10	$(0.54)	$0.28
Diluted net income (loss) per share	$(0.13)	$0.09	$(0.54)	$0.26

Weighted-average number of common shares outstanding - basic	22,981,181	22,691,574	22,779,451	22,649,525
Weighted-average number of common shares outstanding - diluted	22,981,181	24,103,760	22,779,451	24,147,430

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

	August 31	November 30,
	2026	2025
	Unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,418	$13,727
Marketable Securities	1,001	1,754
Accounts receivable, net	2,538	10,840
Inventory, net	29,974	32,694
Prepaid expenses and other current assets	3,821	4,681
Total current assets	45,752	63,696
LONG TERM ASSETS
Deposits for equipment	245	1,495
Right-of-use-asset, net	1,051	2,042
Property and equipment, net	3,869	7,726
Intangible assets, net	3,944	3,086
Goodwill	2,714	2,258
Deferred tax asset	6,855	4,134
Other assets	153	51
TOTAL ASSETS	$64,583	$84,488

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,374	$15,864
Operating lease liabilities, current	705	734
Deferred revenue, current	186	496
Total current liabilities	8,265	17,094
LONG TERM LIABILITIES
Deferred revenue, non-current	18	25
Operating lease liabilities, non-current	532	1,612
Contingent consideration liability, non-current	649	—
Total liabilities	9,464	18,731

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	25	25
Additional paid-in capital	138,107	135,870
Treasury stock	(23,308)	(22,355)
Accumulated deficit	(59,294)	(47,096)
Accumulated other comprehensive loss	(411)	(687)

Total Stockholders’ Equity	55,119	65,757

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$64,583	$84,488

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide additional financial measures that are not prepared in accordance with GAAP (non-GAAP), consisting of non-GAAP adjusted EBITDA, non-GAAP adjusted cost of goods sold and non-GAAP adjusted gross profit (and the related adjusted gross profit margin). Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that this non-GAAP financial measure helps us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measure.

Accordingly, we believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

This non-GAAP financial measure does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measure as a tool for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as net (loss) income as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest income (expense); (iv) stock-based compensation expense, (v) impairment loss, and (vi) one time, non-recurring other expenses or income. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, is as follows (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	August 31		August 31
	2026	2025	2026	2025
Net Income (Loss)	$(2,911)	$2,235	$(12,198)	$6,324

Adjustments:
Interest income	(37)	(97)	(167)	(400)
Income tax expense	-	628	(2,666)	1,666
Depreciation and amortization	466	618	1,828	1,617
Non-GAAP EBITDA	$(2,482)	$3,384	$(13,203)	$9,207

Stock-based compensation expense	601	734	1,972	2,297
Impairment loss	-	-	4,506	-
Write-down of ammunition inventory	-	-	3,605	-
Inventory reserve - strategic product rationalization	-	-	2,324	-
Severance/Leadership transition	521	(36)	1,041	210
Non-GAAP adjusted EBITDA	$(1,360)	$4,082	$245	$11,714

Adjusted Cost of goods sold and gross profit

Adjusted cost of goods sold is defined as cost of goods sold as reported in our condensed consolidated statements of operations and comprehensive (loss) income excluding the impact of (i) impairment loss; (ii) write down of ammunition inventory; (iii) inventory reserve due to strategic product rationalization, and (iv) refunds of previously paid tariffs. Our Adjusted cost of goods sold measure eliminates potential differences in performance caused by certain one-time or unusual events. Adjusted gross profit is defined as revenue as reported in our condensed consolidated statement of operations and comprehensive (loss) income less Adjusted cost of goods sold. Reconciliation of Adjusted cost of goods sold to Cost of goods sold, as well as a reconciliation of Adjusted Gross profit to Gross profit, the most directly comparable GAAP measures, are as follows (in thousands):

	For the Three Months Ended		For the Nine Months Ended
	August 31		August 31
	2026	2025	2026	2025
Net revenue	$15,296	$28,179	$60,733	$82,874
Cost of goods sold	3,142	11,257	29,394	32,464
Gross profit	12,154	16,922	31,339	50,410
Gross profit margin	79.5%	60.1%	51.6%	60.8%

Cost of goods sold	3,142	11,257	29,394	32,464
Adjustments:
Impairment loss	-	-	(3,488)	-
Tariff refund	2,282	-	3,349	-
Write-down of ammunition inventory	-	-	(3,605)	-
Inventory reserve - strategic product rationalization	-	-	(2,324)	-
Non-GAAP adjusted cost of goods sold	5,424	11,257	23,326	32,464

Non-GAAP adjusted gross profit	9,872	16,922	37,407	50,410
Non-GAAP adjusted gross profit margin	64.5%	60.1%	61.6%	60.8%